UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 31, 2021

(Date of earliest event reported)

Texas Pacific Land Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39804	75-0279735
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Pacific Avenue, Suite 2900, Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

214-969-5530

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transmission period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $.01 per share)	TPL	New York Stock Exchange

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced, Chris Steddum became the Chief Financial Officer of Texas Pacific Land Corporation (“TPL”) effective June 1, 2021. On May 31, 2021, TPL and Mr. Steddum entered into an Amended and Restated Employment Agreement (the “A&R Employment Agreement”), effective June 1, 2021. The A&R Employment Agreement replaces the previous employment agreement between TPL and Mr. Steddum.

Pursuant to the A&R Employment Agreement, Mr. Steddum receives a base salary of $475,000 per annum, subject to annual review, and is eligible for an annual bonus of up to 225% of such base salary for achievement of specified performance targets as established by the Compensation Committee of the Board of Directors. The bonus may be paid in cash or in shares of TPL’s common stock, par value $.01 per share (the “Common Stock”) or a combination thereof, at TPL’s discretion. In addition, Mr. Steddum received a one-time promotion bonus of $50,000 when the A&R Employment Agreement became effective. The term of the A&R Employment Agreement ends on December 31, 2022, with automatic one (1) year extensions unless notice not to renew is given by either party at least 120 days prior to the relevant end date.

The Steddum Agreement provides for payment of severance benefits if the officer’s employment is terminated by the Company without cause or by Mr. Steddum for good reason, provided that Mr. Steddum executes a general waiver and release of claims and complies with the restrictive covenants described below. The severance benefits include (i) accrued but unpaid bonuses, (ii) long-term incentive benefits to the extent provided for pursuant to the underlying award and plan documents, (iii) a pro rata bonus for the year of termination (if such termination occurs after the first calendar quarter), (iv) monthly payments for up to 18 months of COBRA premiums for continued group health, dental and vision coverage for the officer and his dependents, and (v) an amount equal to one times the average of his base salary and bonus for the preceding two years. If Mr. Steddum’s employment is terminated by the Company without cause, by the officer for good reason, or upon failure of the Company to renew the term of the Agreement, in all such cases, within 24 months following a change in control of the Company as defined in the Steddum Agreement, then, in lieu of the amount specified in clause (v), Mr. Steddum will be entitled to an amount equal to 2.99 times the greater of (a) the average of his base salary and bonus for the two years preceding the year in which the change in control occurs, and (b) his base salary and target bonus for the year in which the change in control occurs. If Mr. Steddum’s employment terminates due to death or disability, he or his estate will be entitled to the benefits described in clauses (i), (ii) and (iii) above. Mr. Steddum will also be entitled to payment of accrued but unpaid salary, accrued but unused vacation, unsubsidized COBRA benefits, and unreimbursed business expenses, following termination of employment for any reason.

The Steddum Agreement provides that Mr. Steddum will be entitled to participate in all benefit plans provided to the Company’s executives of like status from time to time in accordance with the applicable plan, policy or practices of the Company, as well as in any long-term incentive program established by the Company. It also provides for four weeks of annual paid vacation, reimbursement of business expenses, and indemnification rights.

The Steddum Agreement contains restrictive covenants prohibiting Mr. Steddum from disclosing the Company’s confidential information at any time, from competing with the Company in specified counties where the Company does business during his employment, subject to certain exceptions, and for one year thereafter (or six months thereafter if he terminates his employment voluntarily without good reason), and from soliciting the Company’s clients, suppliers and business partners during his employment and for one year thereafter.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement between Texas Pacific Land Corporation and Chris Steddum dated May 31, 2021.
104	Cover Page Interactive Data File (embedded within the Incline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS PACIFIC LAND CORPORATION

Dated: June 3, 2021	By:	/s/ Micheal W. Dobbs
Name: Micheal W. Dobbs Title: SVP, General Counsel and Secretary